Exhibit 10.3

MASTER DISTRIBUTION AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT (this “Agreement”), effective as of February 8, 2024, is made with reference to that certain Membership Interest Purchase and Sale Agreement dated January 22, 2024, by and between Excess Telecom, Inc., and KonaTel, Inc. (the “PSA” or the “Purchase Agreement” and such date being the “Effective Date”), and is entered into by and among (i) Excess Telecom, Inc., Nevada corporation, having its principal place of business located at 3773 Howard Hughes Parkway, Suite 590S, Las Vegas, Nevada (hereinafter referred to as “Distributor”); (ii) KonaTel, Inc., a Delaware corporation , having its principal place of business located at 500 N. Central Expressway, Suite 202, Plano, Texas 75074 (hereinafter referred to as “KonaTel”) and (iii) IM Telecom, LLC, an Oklahoma limited liability company (hereafter “IM Telecom”). Distributor, KonaTel and IM Telecom may be referred to herein each individually as a “Party” or collectively as the “Parties.”

WHEREAS, Distributor is, among other things, in the business of providing marketing assistance for wireless telecommunications services, acquiring and distributing wireless handsets and tablets, shipping such handsets and tablets to customers, and activating wireless services pursuant to agreements with third party providers of wireless telecommunications carriers (the “Distribution Services”);

WHEREAS, IM Telecom is in the business of offering and providing wireless telecommunications services subsidized by the federal Lifeline program and state Lifeline programs (“LifeLine”), and the Affordable Connectivity Program (“ACP”) to qualified customers, and offering and providing handsets and tablets compatible with Wireless Services to such qualified customers; and

WHEREAS, IM Telecom desires to engage and allow Distributor to perform the Distribution Services as set forth herein, and Distributor desires to be so engaged by IM Telecom;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Nature of Business Relationship

The Parties to this Agreement are independent businesses entering into an arms-length contract in keeping with their pre-existing businesses. This Agreement will not be construed to create a partnership, joint venture, employment or franchise relationship among Distributor, on the one hand, and either or both of KonaTel and IM Telecom on the other, and neither Party will represent that such a relationship exists. Distributor is solely responsible for all salaries and other compensation of its employees, suppliers, subcontractors, and agents, and for making all deductions and withholdings from employees’ salaries and other compensation and paying all contributions, taxes and assessments. Neither Distributor nor its employees, agents, independent contractors and/or subcontractors are entitled to participate in any workers’ compensation, retirement, insurance, stock options or any other benefits afforded to employees of IM Telecom. Except as set forth in Section 6.1 and as provided in the Management Agreement, Distributor has no authority to bind IM Telecom to a contract, and except as provided in Section 6.1 or in the Management Agreement, Distributor is not authorized to act as an agent for IM Telecom, and Distributor will not represent that such a relationship exists. Except as provided herein, IM Telecom has no authority to bind Distributor to a contract, and IM Telecom is not authorized to act as an agent for the Distributor, and will not represent that such a relationships exists.

2.	Definitions
2.1.	“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The term “Affiliate” does not include the officers, directors, or employees of a Person, if the Person is a corporation, and does not include the employees of a Person, if the Person is a limited liability company or limited partnership.
2.2.	“Affordable Connectivity Fund” or “ACP” shall refer to the United States government-sponsored program that provides eligible households with a discount on broadband service and connected devices and any similar governmental programs that may be established providing similar service that may replace, expand or modify the current ACP.
2.3.	“Applicable Telecommunications Laws and Regulations” means Federal Communications Act of 1934, as amended, regulations or case law of the FCC, applicable state telecommunications laws, and applicable regulations and case law of state public utility commissions.
2.4.	“Distribution-Channel End User” means any subscriber enrolled by Distributor in the Lifeline or ACP programs with IM Telecom. For avoidance of doubt, no Infiniti Mobile Channel End Users, as defined in the Management Agreement between the parties, is a Distribution-Channel End User.
2.5.	“Distribution-Channel Products” shall mean the equipment or hardware, including handsets and tablets, distributed by Distributor to Distribution-Channel End Users pursuant to this Agreement.
2.6.	“Distributor Program” shall refer to the process by which Distributor, pursuant to this Agreement, may market Distribution-Channel Products and Distribution-Channel Wireless Services to customers eligible for Lifeline or ACP services.
2.7.	“Distribution-Channel Services” means the Distribution-Channel Wireless Services, Distribution-Channel Products, Lifeline services, ACP services and
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such other ancillary services relating to Lifeline and ACP services offered to Distribution-Channel End Users.

2.8.	“Distribution-Channel Wireless Services” means wireless telecommunications services provided to Distribution-Channel End Users.
2.9.	“Effective Date” means the date set forth above.
2.10.	“Excess Telecom DBA” means and includes, without limitation, any fictitious business name doing business under an Excess Telecom Mark, together with any alterations, operational combinations or mergers of the Excess Telecom DBA with other DBAs that may occur over time, which other DBAs used by Distributor.
2.11.	“Excess Telecom Marks” means, collectively, the tradename “Excess Telecom” and all related trademarks, service marks, trade names, service names, insignia, symbols, logos, decorative designs and other identifying marks now or hereafter relating thereto, together with anything similar or that makes reference to the foregoing.
2.12.	“Independent Sales Representatives” (“ISR”) shall mean any individual person that Distributor approves to market the Distributor Program to Distribution-Channel End Users under Distributor’s DBAs.
2.13.	“Licenses” means the licenses, designations, compliance plans, or other authorizations now or hereafter issued under Applicable Telecommunication Laws and Regulations for participation in Lifeline, ACP, or both.
2.14.	“Lifeline” shall refer to the federal Lifeline program and other state Lifeline programs, collectively, unless a single Lifeline program is specified.
2.15.	“Person” means any natural person, any unincorporated association, any corporation, any partnership, any joint venture, any limited liability company, any trust, any other legal entity, or any Governmental Authority
2.16.	“Territory” shall mean all areas where the ACP and/or Lifeline services are approved under Applicable Telecommunications Laws and Regulations to be offered, and including, without limitation, such other areas that IM Telecom now or hereafter obtains a License to provided Lifeline or ACP services and such areas that IM Telecom now or hereafter markets and distributes its Distribution-Channel Products and Wireless Services, to members of the general public who qualify for Lifeline and ACP benefits, subject to compliance with IM Telecom’s compliance policies and procedures.
2.17.	“Top-Ups” shall mean a purchase of minutes, text messages, and/or data by End User that in addition to what is included each month in the End User’s Lifeline or ACP plan.
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3.	Distributor’s Authority & Obligations.
3.1.	IM Telecom makes a limited grant of non-exclusive authority to Distributor as follows:
3.1.1.	IM Telecom grants to Distributor a non-exclusive, non-transferrable, non-sublicensable right to market and distribute Distribution-Channel Products and Distribution-Channel Wireless Services solely within the Territory to members of the general public who qualify for Lifeline and/or ACP benefits, and to enroll properly qualified Lifeline and ACP customers with IM Telecom in accordance with the Applicable Telecommunications Laws and with IM Telecom’s approved enrollment process. Any purchasers of Distribution-Channel Products and Distribution-Channel Wireless Services shall be the customers of IM Telecom and not customers of Distributor for purposes of the Licenses and Applicable Telecommunication Laws. Distributor may delegate or perform the Services under this Agreement through current Affiliates of Distributor. All Affiliates and agents of Distributor, current or future, must be approved by IM Telecom prior to beginning marketing activities or activation of customers.
3.1.2.	IM Telecom authorizes Distributor, in Distributor’s discretion, to utilize Distributor’s employees or ISRs within the authorized Territory for the purpose of performing under this Agreement in marketing and distribution of Distribution-Channel Products and Distribution-Channel Services to Distribution-Channel End Users, provided that:

 3.1.2.1.Except for Distributor’s authority to market IM Telecom’s Lifeline and/or ACP services and enroll properly qualified Lifeline and ACP customers on behalf of IM Telecom in accordance with law and with IM Telecom’s enrollment process, neither Distributor nor its employees or ISRs shall have any authority under this Agreement to bind IM Telecom in any manner whatsoever.

3.1.2.2.Distributor is solely responsible for selection of its employees and/or ISRs, for negotiating the terms of any contracts or agreements with such employees or ISRs, and for all payment or compensation to such employees and ISRs.

3.1.2.3.Distributor, its employees, and any ISRs that Distributor engages for the purpose of performing under this Agreement must adhere to all applicable laws, including without limitation the Applicable Telecommunications Laws and Regulations.

3.1.2.4.Distributor shall adhere to the Applicable Telecommunications Laws and Regulations, including FCC rules that prohibit payment of commissions for enrollment representatives and

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their direct supervisors and adhere to IM Telecom audit requests for verification of compensation method. Distributor will not offer or provide to any enrollment representative (as defined in Section 54.400(p) of the FCC’s rules for Lifeline and 54.1800(k) for ACP) or their direct supervisors any compensation in violation of Section 54.406(b) of the FCC’s Lifeline rules or Section 54.1807(b) of the FCC’s ACP rules. Distributor will also not allow any agents or distributors hired by Distributor to pay their enrollment representatives or direct supervisors any compensation in violation of the FCC’s rules.

3.2.	KonaTel and IM Telecom each acknowledge and agree that Distributor owns all rights in and to the Excess Telecom Marks and may use the Excess Telecom Marks in connection with marketing the Distribution-Channel Services and advertising to potential Distribution-Channel End Users, provided however that all Distribution-Channel End Users shall be IM Telecom customers. IM Telecom and KonaTel shall not, in any manner, represent that either has any ownership in the Excess Telecom Marks, and IM Telecom and KonaTel acknowledge that the use of the Excess Telecom Marks shall not create in IM Telecom’s or KonaTel’s favor any right, title or interest in and to the Excess Telecom Marks but all uses of the Excess Telecom Marks pursuant to this Agreement, if any, shall inure to the benefit of Distributor. Neither IM Telecom nor KonaTel shall have any right to use any of the Excess Telecom Marks under this Agreement, except solely in furtherance of the express terms hereof.
3.3.	During the Term of this Agreement, Distributor shall have the right to, (i) facilitate the enrollment of Distribution-Channel End Users through the Distributor Program for the provision of Distribution-Channel Services, (ii) provide areas to display “point of sale” materials for implementing the Distributor Program and procuring Distribution-Channel End Users thereunder, (iii) implement and maintain reasonable physical, technical, administrative, and organizational safeguards to protect against unauthorized access to, or unauthorized destruction, use, modification, or disclosure of, Confidential Information, (iii) procure compatible devices and tablets in accordance with FCC and USAC rules and regulations, and to activate service for Distribution-Channel End Users as IM Telecom customers..
4.	Additional Distributor Obligations, Duties, and Warranties
4.1.	Distributor shall perform its duties under this Agreement in a legal, professional and ethical manner and in compliance with all applicable laws, rules, regulations, and orders of the United States (including, without limitation, the Applicable Telecommunications Laws and Regulations) with jurisdiction over either Party or its activities in the performance of its obligations under this Agreement. The parties specifically agree that state and federal rules governing the federal Lifeline program as established by 47 U.S.C. §254 and 47 C.F.R. § 54.400-417, apply to the activities of Distributor, IM Telecom, and KonaTel.
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4.2.	Distributor agrees (i) to materially comply with any and all policies and procedures prescribed by the regulatory authorities governing Lifeline and ACP for the solicitation and enrollment of Distribution-Channel End Users on the Distributor Program, and (ii) to materially comply with any and all standards regarding the Distribution-Chain Products and Distribution-Chain Wireless Services including without limitation the Applicable Telecommunications Laws and Regulations.
4.3.	Distributor agrees to meet with IM Telecom or KonaTel representatives periodically when reasonably requested by IM Telecom or KonaTel to discuss marketing and distribution activities, provisioning issues, problem resolution, and/or other topics related to the Parties’ performance under this Agreement.
4.4.	Distributor shall assure that all ISRs signed up by the Distributor are familiar with all federal and state regulations, including without limitation the Applicable Telecommunications Laws, and the policies and procedures of IM Telecom, and will distribute Distribution-Chain Products and Distribution-Chain Wireless Services in compliance therewith, prior to such ISRs marketing or distributing any Mobile Products to Distribution-Channel End Users.
4.5.	Distributor, at its sole expense, will furnish Distribution-Chain Products to Distribution-Channel End Users on IM Telecom’s behalf. Such Distribution-Chain Products will be activated only upon Distribution-Channel End User’s qualification for Lifeline or ACP. Such Distribution-Chain Products will be enabled to provide Distribution-Channel End Users access to emergency (E-911) services and will meet all applicable governmental standards and regulations (including standards pertaining to customers with disabilities). All tablets proposed to be used in the ACP must be approved by USAC or the FCC before being distributed. Distributor will be responsible for all costs related to maintaining the Distribution-Chain Products.
4.6.	Distributor shall be solely responsible for all expenses incurred in Distributor’s performance under this Agreement, including without limitation the costs of materials used for marketing and distribution, and travel expenses. Distributor shall be responsible for marketing and marketing costs, and for developing and utilizing effective marketing techniques and materials.
4.7.	Each of Distributor, on the one hand, and IM Telecom and KonaTel, on the other hand, agree that, during the Term and for a period of three (3) years following the Term (the “Restricted Period”), such Party or Parties, and any person or entity acting on behalf of, under the control of or otherwise in affiliation with such Party or Parties, may not directly or indirectly do any of the following: (i) intentionally solicit, call on, divert, take away, influence or induce any of the other Party’s or Parties’ (as the case may be, the “Other Party”) (a) client, customers, or distributors or prospective customers or distributors (wherever located) with respect to goods, products or services that are competitive with the Other Party’s business, or (b) suppliers or vendors or prospective suppliers or
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vendors (wherever located) to supply materials, resources or services to be used in connection with goods or services that are competitive with those of the Other Party’s business, or in a manner that would materially and adversely affect the Other Party’s relationship with such persons; (ii) hire, solicit, or take away any person or entity who or which was an employee of or service provider or consultant to the Other Party within the twelve (12) month period prior to the date of such hiring, solicitation, or taking away, or is or becomes at any time during the Restricted Period an employee or service provider or consultant of the Other Party or any of its affiliates; or (iii) directly or indirectly assist any person or entity to take or attempt or offer to take any of the foregoing actions described in this Section; provided, however, the foregoing provisions of this Section will not be deemed or construed to restrict general solicitations that may, without specific intent, violate the foregoing terms of this Section.

4.8.	Distributor acknowledges and agrees that this three (3) year non-solicitation provision is reasonable both in time and scope, and that Distributor has received adequate consideration under this Agreement for this provision.
5.	Operational Obligations and Duties of the Parties
5.1.	IM Telecom will submit all necessary forms to USAC for reimbursements for the provision of Lifeline and ACP services and will collect all amounts provided by USAC for all Distribution-Channel End Users. IM Telecom will further manage all audit requests from any governmental or quasi-governmental entity (such as USAC) pertaining to Lifeline/ACP or service provisioning, usage, and payments and Distributor will participate fully and in a transparent and adequately timely manner as requested by IM Telecom.
5.2.	IM Telecom shall, at its expense (but without prejudice to Distributor’s obligations under this Agreement), maintain, or cause to be maintained, all Licenses for the Distributor Program and provision of the Lifeline and ACP services in good standing during the Term of this Agreement.
5.3.	Distributor will be solely responsible for wages and salaries of Distributor employees.
5.4.	Distributor shall be solely responsible for the procurement of all Distribution-Chain Products for enrollment of Distribution-Channel End Users.
6.	Payment
6.1.	Distributor shall be compensated as specified in Schedule A attached hereto, the terms of which are incorporated herein by reference, and subject to the other Transaction Agreements (as defined in the PSA).
6.2.	Distributor will cooperate fully with IM Telecom in any audit or investigation or request for information by any governmental authority including any quasi-governmental authority such as USAC pertaining to Distributor Products or
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Distribution-Channel End Users and who subscribed to Distributor Products and Distributor Wireless Services. This duty to cooperate will survive any event of termination for a period of three (3) years.

7.	Indemnification
7.1.	Disclaimer of Warranties. Distributor shall indemnify, defend, and hold IM Telecom, together with its employees, agents, and their respective successors and assigns (“IM Telecom Indemnitees”) harmless from any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), incurred by IM Telecom Indemnitees relating to any claim or demand alleged or asserted by a third party that results from (1) Distributor’s or ISRs exercise of rights or privileges under this Agreement or performance of its obligations pursuant to this Agreement, including but not limited to offering for sale or sale of Distribution-Chain Products and Distribution-Chain Wireless Services, (2) an uncured material breach of any representation, warranty, covenant, or agreement in this Agreement by Distributor or ISRs, (3) any grossly negligent or willful acts or omissions of Distributor, its employees, agents, or subcontractors resulting in any bodily injury or death to any person or loss, disappearance or damage to tangible or intangible property; (4) any infringement, misuse or misappropriation of any third-party intellectual property rights by Distributor, its employees, agents, or subcontractors; (5) any action initiated by Distributor’s employees, agents, or subcontractors against IM Telecom for wages, fringe benefits, other compensation, or similar claims under applicable law; or (6) any employment related claims or demands made by the employees or contractors of Distributor, including, without limitation, any claim of co-employment by virtue of Distributor’s exercise of rights and privileges hereunder.
7.2.	The indemnification obligations imposed by this section includes, but is not limited to court costs, punitive or exemplary damages, and reasonable attorney’s fees.
7.3.	IM Telecom shall indemnify, defend and hold harmless Distributor, its officers, directors, employees, agents, affiliates, successors and permitted assigns (each, an “Distributor Indemnitees”) against any and all Losses relating to any claim of a third party to the extent primarily resulting from IM Telecom’s gross negligence, willful misconduct or breach of any representation, warranty, covenant, or agreement in this Agreement, or to the extent relating to any employment related claims or demands made by the employees or contractors of IM Telecom (excluding any person that is an employee or contractor of IM Telecom, LLC as of the Effective Date, or who or which is engaged at the direction of Distributor); provided, however, to the extent IM Telecom may receive a recovery of Distributor’s Losses from a third party that is not an IM
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Telecom Indemnitee or an insurer of any of them, IM Telecom will exercise commercially reasonable efforts to provide Distributor with the benefit of such recovery.

8.	Insurance
8.1.	Distributor shall at all times during the Term of this Agreement, and for three (3) years thereafter, maintain in full force and effect at its sole expense, a comprehensive general liability insurance policy in protection of Distributor and IM Telecom, its officers, elected officials, boards, agents and employees for any and all damages and penalties which may arise as a result of Distributor’s Services under this Agreement. The policy shall name Distributor as insured and IM Telecom as an additional insured and must have a single occurrence limit of not less than two million dollars ($2,000,000), an aggregate limit of not less than three million dollars ($2,000,000). The deductible on the policy shall be no higher than $100,000. The insurance required under this paragraph shall be issued by insurers rated in “Best’s Insurance Guide” with a “General Policyholders Rating” of at least “A-” for “Financial Strength” and a “Financial Size Category” rating of at least X.
8.2.	Distributor shall procure and maintain workers’ compensation and employer’s liability insurance in accordance with the laws of the state during the Term of this Agreement.
8.3.	Distributor shall submit to IM Telecom upon periodic request evidence that Distributor has the insurance required under this Section.
8.4.	Distributor shall ensure that IM Telecom receives at least thirty (30) days’ prior written notice before any policy is cancelled or materially modified to the extent such notice is provided by the applicable insurance in accordance with applicable law. If Distributor fails to obtain the necessary coverages after not less than 30 days’ prior notice to Distributor, IM Telecom may obtain such coverages to the extent reasonable and applicable at Distributor’s expense.
8.5.	Failure to comply with this Section shall constitute a material breach of this Agreement; provided, that Distributor shall have the right to cure such default in accordance with the Term of this Agreement, provided, however, during any period for which Distributor is in breach of the terms of this Section 8, the limitations of liability will not apply to any claim for which Distributor is liable or owes indemnification to IM Telecom or any other party.
9.	DISCLAIMER OF WARRANTIES
9.1.	Each Party acknowledges that no Party hereto manufactures or assembles any mobile devices or mobile hardware (the “Mobile Products”), and that no IM Indemnitee has any responsibility, obligation, or liability for any Mobile Products distributed under this Agreement, and provides no warranties for such Mobile Products.
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9.2.	THE PARTIES ACKNOWLEDGE THAT THE PRODUCTS AND MOBILE PRODUCTS PROVIDED BY A DISTRIBUTOR INDEMNITEE UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND WITHOUT ANY WARRANTY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IM TELECOM, KONATEL, AND EXCESS TELECOM EACH DISCLAIM ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY A COURSE OF DEALING, USAGE OR TRADE PRACTICE OR COURSE OF PERFORMANCE.
10.	[Reserved]
11.	Entire Agreement

This Agreement, together with the other Transaction Agreements (as defined in the PSA), including the exhibits and schedules attached hereto and thereto, and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement, and any documents and instruments contemplated hereby, supersedes all prior agreements and undertakings between the Parties with respect to such subject matter. If any term or provision of this Agreement shall be found to be illegal or unenforceable, then notwithstanding such illegality or unenforceability, this Agreement shall remain in full force and effect, and such term or provision shall be deemed to be deleted. The Parties specifically agree that the attached Schedule A and any exhibits are incorporated by reference herein as a part of this Agreement, the same as if set forth in the body hereof.

12.	Amendments

This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the Party against which enforcement of the amendment, modification or supplement may be sought.

13.	Assignment and Assumption

Except as expressly provided below, this Agreement may not be assigned by any Party at any time without the written consent of the other Parties, and any attempt to do so shall be void and of no effect. Notwithstanding the foregoing limitations on the assignment of this Agreement to the contrary, any Party to this Agreement may assign its rights under this Agreement without the consent of the other Parties, if the assignment is made to an Affiliate, an entity acquiring all or substantially all of its assets or business of such transferring Party, or, solely, in the case of Distributor, to an entity acquiring all or substantially all of its rights under PSA and relating Transaction Agreements; provided, that the transferring Party will, prior to the effectiveness of such assignment, cause such

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Affiliate or the party acquiring the assets of such transferring Party to assume the obligations of such Party under this Agreement.

14.	Governing Law, Jurisdiction and Venue

This Agreement will be effective and binding only when executed by an authorized representative of each Party. This Agreement shall be governed by the laws of the State of Nevada, and both parties further consent to jurisdiction by the state and federal courts sitting in Clark County in the State of Nevada.

All notices provided under this Agreement must be in writing and will be deemed to be duly given after it has been sent by both electronic mail and First Class U.S. mail to the addresses below, or at such other address as any Party hereto may have furnished to the other Party in writing by pursuant to written notice under this Agreement:

To: Excess Telecom, Inc.

Attn:	Cobby Pourtavosi
3773 Howard Hughes Parkway
Las Vegas, Nevada
Email: pourtavosi@sbcglobal.net

with a copy to:

Lance J.M. Steinhart
Lance J.M. Steinhart, PC
1725 Windward Concourse, Suite 150
Alpharetta, GA 30005
Email: lsteinhart@telecomcounsel.com

and

Matthew E. Wolf, Esq.
Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP
11400 W. Olympic Blvd., 9th Floor
Los Angeles, California 90064
Email: mewolf@wrslawyers.com

KonaTel, Inc. or IM Telecom, LLC

Attn:	Chuck Griffin 500 N. Central Expressway, Suite 202 Plano, TX 75074 cgriffin@konatel.inc and Kutak Rock, LLC 2001 16th Street, Suite 1800
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Denver, CO 80202
Attn: Stephen J. Ismert
Email: stephen.ismert@kutakrock.com

15.	Confidentiality
15.1.	Distributor agrees that it will take all necessary steps in accordance with industry standards to prevent the divulgence to any person or entity: (a) Customer Proprietary Information (CPI), Personally Identifying Information (PII), or Customer Proprietary Network Information (CPNI), or protected health information of any person learned as a result of performing under this Agreement in violation of applicable law; (b) the names, addresses, telephone numbers, or other personal data of IM Telecom’s customers or prospective customers; or (c) the contents of any communications by IM Telecom’s customers.
15.2.	Both Parties agree to keep confidential and not disclose or use, except in performance of its obligations under this Agreement, confidential or proprietary information related to each party’s business that is learned in connection with this Agreement, including without limitation: information relating to both Parties’ products or technology, price lists, customer lists (including without limitation the names, addresses, telephone numbers, email addresses or other identifying or contact information pertaining to persons or concerns that are, were, or are likely to become IM Telecom customers), business plans, processes, trade secrets, know-how, ideas, inventions (whether patentable or not), computer programs, names and expertise of employees and consultants, all information relating to customers and customer transactions and other technical, business, financial, customer and product development plans, forecasts, strategies and information, any information about the financial or business affairs of IM Telecom, and any information that by its very nature may be reasonably assumed to be confidential in accordance with industry standards (“Confidential Information”).
15.3.	Each Party shall use reasonable precautions to protect Confidential Information and employ at least those precautions that it employs to protect its own confidential or proprietary information. “Confidential Information” shall not include information either party can document (a) is in or (through no improper action or inaction by Distributor) enters the public domain (and is readily available without substantial effort), or (b) was rightfully in its possession or known by its prior to the receipt from the other Party, or (c) was rightfully disclosed to it by another person without restriction, or (d) is expressly permitted pursuant to this Agreement, (e) was independently developed by Distributor by persons without access to such information and without use of any Confidential Information (f) was required by law or court order. Furthermore, Distributor may disclose the terms and conditions of this Agreement as is necessary in order for Distributor to make any public disclosures required under federal or state securities laws or regulations. Distributor acknowledges and agrees that due to the unique nature of IM Telecom’s Confidential Information, there can be no
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adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Distributor or third parties to unfairly compete with IM Telecom resulting in irreparable harm to IM Telecom, and therefore, that upon any such breach or any threat thereof, IM Telecom shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Distributor will notify IM Telecom in writing immediately upon the occurrence of any unauthorized release of Confidential Information.

15.4.	Except as provided above, neither Party shall disclose the terms of this Agreement to any third party without the prior written consent of the other Party.
15.5.	Any material breach of this Section will constitute a material breach of this Agreement; provided, that if the release of the information described in Section 15.1 above is covered by Distributor’s cyber and technology services insurance policies such release of information shall not constitute a breach under this this Section 15.
16.	Compliance with Laws. The Parties desire and intend that this Agreement and the performance of the Distribution Services hereunder comply fully with all Applicable Telecommunications Laws and Regulations, and this Agreement shall be interpreted and applied in such manner as is consistent with all such laws. If the FCC or any state body of competent jurisdiction determines that any provision of this Agreement violates any communications licenses or the Applicable Telecommunications Laws and Regulations or the Licenses, the Parties shall use their best efforts to immediately bring this Agreement into compliance therewith, consistent with the non-violative terms and provisions of this Agreement. It is expressly understood and agreed by the Parties that nothing in this Agreement is intended to give the Distributor any right which would be deemed to constitute a transfer of control (as defined in the Applicable Telecommunications Laws and Regulations) of IM Telecom of its Business, any or all of its Licenses, or of one or more of its communications licenses to Distributor.
17.	Miscellaneous
17.1.	Force Majeure. No Party shall be held responsible for any delay or failure to perform hereunder for which delay or failure is due to acts of God, fire, flood, earthquake, ice storms, or other natural disasters, solar flares, explosions, severe weather conditions, national or regional emergencies, insurrections, embargoes, a governmental authority’s failure to timely act, riots or other civil unrest, wars, invasions or hostilities (whether war is declared or not), terrorism threats or acts, strikes, lockouts, labor disputes, labor stoppages or slowdowns. The impacted Party will promptly notify the other in writing of the occurrence and details of any force majeure that has caused, or is likely to cause, the notifying Party to fail to perform its obligations under this agreement and will use diligent efforts to end the failure or delay and ensure the effects of such force majeure event are minimized. Failure of a Party to perform under this agreement due to the occurrence of a force majeure event lasting more than thirty (30) days will, upon twenty-four (24) hours’ written notice to the other Parties hereto, represent a
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ground for termination by a Party of the service affected by such force majeure, without termination fees or other liability or obligation.

17.2.	No Waiver. The waiver by any Party of any right hereunder, or waiver relative to a failure to perform or breach by the other Parties hereto, will not be deemed as a waiver of any other right hereunder, or a waiver relative to any other or subsequent breach of failure of the other Parties hereto of the same or similar or dissimilar nature.
17.3.	Counterparts. This Agreement may be executed in several counterparts, all of which taken together, shall constitute a single Agreement between the Parties. Each Party acknowledges that it has read and understood this Agreement and that it has had the opportunity to consult with legal counsel.
17.4.	Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation of this Agreement.
17.5.	Survival. The term of this Agreement (the “Term”) will commence on the date hereof and continue for a period of eight (8) years, unless extended or terminated by mutual agreement of the Parties; provided, however, the Term will renew for successive terms of five (5) years unless either Party provides notice of non-renewal at least one hundred eighty (180) days in advance of the natural expiration of the then-existing Term. 6 (Payment), 7 (Indemnification), 8 (Insurance), 10 (Limitation of Liability), 13 (Governing Law, Jurisdiction and Venue) and 15 (Confidentiality), of this Agreement will be deemed to survive the termination or expiration of this Agreement. The Parties further agree that any provisions of this Agreement that by their nature would survive termination shall so survive.
17.6.	No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers to any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
17.7.	Disputes Generally.
17.7.1.	Upon mutual agreement of the Parties, any dispute arising under this Agreement may be submitted to mediation upon terms and conditions agreed to by the Parties. If, within five (5) business days after a dispute arises, the Parties have not agreed to mediation or if the Parties agree to mediation but mediation is unsuccessful and such dispute is not resolved within fifteen (15) days after submission to mediation, except as otherwise set forth in this Section 17.7, any and all disputes, claims and controversies based on, arising out of, under or in connection with this Agreement or the transactions contemplated hereby (including actions arising in contract or tort and any claims by a party against another party related in any way to
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this Agreement), or any course of conduct, course of dealing, statement (written or verbal) or action of any party, or any exercise by any party of their respective rights under this Agreement or in any way relating to this Agreement that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law (each, a “Dispute”) shall be settled and resolved by binding arbitration in Las Vegas, Nevada, before a single arbitrator with the JAMS (“JAMS”) pursuant to the then prevailing JAMS Streamlined Arbitration Rules and Procedures except as modified by this Agreement. For the avoidance of doubt, any disagreement among the parties as to whether a dispute, claim or controversy is subject to arbitration under the terms of this Agreement shall constitute a Dispute.

17.7.2.	In reaching a decision on any Dispute, the arbitrator shall be bound by the provisions of this Agreement and by the law that the parties have selected to govern the enforcement and interpretation of this Agreement. The arbitrator’s decision on the Dispute shall be a final and binding determination, and such decision may be confirmed and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The arbitrator shall have exclusive jurisdiction to determine any questions of arbitrability and any such question shall be governed by the Federal Arbitration Act. Each party agrees to accept service of process for all arbitration proceedings in accordance with the notice provisions of this Agreement.
17.7.3.	Nothing in this Section17.7 is intended to restrict or prevent a party from (i) joining any party as a defendant in any action brought by or against a third party; (ii) bringing an action in court to effect any attachment or garnishment; (iii) bringing an action in court to compel arbitration as required by this Section17.7, or solely, in the case of Distributor, (iv) seeking equitable or injunctive relief.
17.7.4.	If a Dispute includes multiple claims, some of which are found not subject to this Agreement, the parties shall stay the proceedings of the Disputes or part or parts thereof not subject to this Agreement until all other Disputes or parts thereof are resolved in accordance with this Agreement. If there are Disputes by or against multiple parties, some of which are not subject to this Agreement, the parties shall sever the Disputes subject to this Agreement and resolve them in accordance with this Agreement.
17.7.5.	During the pendency of any Dispute which is submitted to arbitration in accordance with this Agreement, each of the parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the arbitrator in performing the services described in this Agreement.
17.7.6.	The prevailing party shall be entitled to reasonable costs of arbitration and legal fees, including reasonable attorney fees, expert witness fees, paralegal fees, the fees of the arbitrator and other reasonable costs and disbursements
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charged to the party by its counsel, in such amount as is determined by the arbitrator.

17.7.7.	THE PARTIES UNDERSTAND THAT EACH PARTY IS CONSENTING TO, AND AGREEING TO PARTICIPATE IN REMOTE PROCEEDINGS WITH RESPECT TO THE ARBITRATION OF ANY DISPUTE, AND FURTHER AUTHORIZES AND DIRECTS THE ARBITRATOR TO COMPEL THE REMOTE PROCEEDINGS OF SUCH ARBITRATION.
17.7.8.	Because each party is giving up the right to litigate any Dispute, each party herein further confirms that it has read and understands the provisions in this Section17.7, and that it has further benefited from the advice of counsel. Additionally, by becoming a party to this Agreement, each party is voluntarily giving up important constitutional rights to trial by judge or jury, as well as rights to appeal. Each party understands that it has the right to have an independent attorney of its choice review this Section17.7, as well as this entire Agreement prior to becoming a party to this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective authorized representatives below:

For Excess Telecom, Inc.:

Excess Telecom, Inc. a Nevada corporation

By:	/s/ Cobby Pourtavosi

(signature)

Name:	Cobby Pourtavosi

Title:	Chief Executive Officer

Date:	March 4, 2025

For KonaTel, Inc.:

KonaTel, Inc., a Delaware corporation

By:	/s/ Charles D. Griffin

(signature)

Name:	Charles D. Griffin

Title:	President

Date:	March 4, 2025

Agreed to and acknowledged by IM Telecom, LLC, an Oklahoma limited liability company.

IM TELECOM, LLC, an Oklahoma limited liability company

By:	/s/ Charles D. Griffin
Charles D. Griffin
Authorized Representative and President of KonaTel, Inc. in its capacity as a Member of the Company

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